Exhibit 99.1

News Release

Media Contact:

Shawn Hall

937-242-9373

NewPage Corporation

8540 Gander Creek Drive

Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE NAMES JAY A. EPSTEIN

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Miamisburg, Ohio - June 9, 2011 - NewPage Corporation today announced that Jay A. Epstein will join the company's senior leadership team, effective July 5, 2011, as senior vice president and chief financial officer, replacing Curtis Short who was serving in the role on an interim basis.

Mr. Epstein will be responsible for the management and direction of the company's finance, accounting, treasury, compliance and investor relations organization. Reporting to George F. Martin, president and chief executive officer, Mr. Epstein joins NewPage with experience in the pulp and paper industry. "We are pleased to have a finance professional of Jay's caliber join NewPage," said Martin. "His experience in the paper industry combined with his proven fiscal management experience will greatly benefit NewPage."

Prior to joining NewPage, Mr. Epstein had been vice president finance, treasurer and secretary of Brant Industries, White Birch Paper Company and SP Newsprint Company and was chief financial officer for SP Recycling Company. He was director, Global Risk Management at National Bank of Canada from 2002 to 2004, and served in a number of roles at Enron from 1999 to 2002, which included their pulp and paper business. Prior to Enron, Mr. Epstein held positions of increasing responsibility in process engineering, capital and energy management and operations management at BASF Corporation.

Mr. Epstein earned his bachelor's degree in chemical engineering from The University of Texas at Austin and a master's degree in business administration with concentrations in finance and economics from The University of Chicago.

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About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $3.6 billion in net sales for the year ended December 31, 2010. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. As of March 31, 2011, these mills have a total annual production capacity of approximately 4.1 million tons of paper, including approximately 2.9 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.